Exhibit 5.1

[LETTERHEAD OF ROGERS & HARDIN LLP]

August 14, 2012

Crown Crafts, Inc.
916 South Burnside Avenue
Gonzales, Louisiana  70737

Re:  Crown Crafts, Inc. 2006 Omnibus Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Crown Crafts, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale of a maximum of 1,175,000 shares of the Company’s Series A common stock, par value $0.01 per share (the “Shares”), issuable directly to, or upon the exercise of equity awards by, participants in the Company’s 2006 Omnibus Incentive Plan, as amended (the “Plan”), as contemplated pursuant to and subject to the terms and conditions set forth in the Plan.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents.  As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of the Company’s representatives.

Based upon and subject to the foregoing and the other matters set forth herein, we are of the opinion that the Shares, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

Our conclusions are limited to the matters expressly set forth as our “opinion” in the immediately preceding paragraph, and no opinion is implied or to be inferred beyond the matters expressly so stated.  It is possible that future changes or developments in facts, circumstances or applicable law could alter or affect the opinions expressed herein; however, we do not undertake to update or supplement these opinions or to otherwise advise the Company or any other person of any change in respect of any event, circumstance, law, code, statute, rule or regulation, or its construction or application, that becomes relevant after the date hereof.

Crown Crafts, Inc.
August 14, 2012

The opinion set forth herein is limited to the Delaware General Corporation Law.  We are not opining as to any other laws of the State of Delaware (including, but not limited to, “blue sky” or other state securities laws) or as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, as originally filed or as subsequently amended.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Rogers & Hardin LLP

ROGERS & HARDIN LLP